Exhibit 10.1

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (the “Agreement”), entered into effective July 2, 2012, is by and between Andrea Kendell (“Executive”) and Myrexis, Inc. (“Company”), located at 305 Chipeta Way, Salt Lake City, Utah 84108.

WHEREAS, the Company and the Executive are parties to that certain Executive Severance and Change in Control Agreement dated September 22, 2011 (the “Severance Agreement”);

WHEREAS, the Company has made the determination to suspend further development activities;

WHEREAS, the Company will continue to need the services of the Executive in order to maximize Company value for its shareholders; and

WHEREAS, in order to incentivize the Executive to continue her services to the Company, the Company desires to enter into this Agreement with the Executive providing certain benefits to the Executive if she continues in the employ of the Company;

NOW THEREFORE, the Company and the Executive, in exchange for the mutual promises and covenants and other consideration herein, hereby agree as follows:

1. Retention Bonus. If Executive does not resign other than for Good Reason (as such term is defined in the Severance Agreement) and is not terminated for Cause (as such term is defined in the Severance Agreement) prior to November 10, 2013, the Company will pay to the Executive a retention bonus in an amount equal to $100,000 (the “Retention Bonus”) on the earlier of (i) November 10, 2013, and (ii) the date the Executive’s employment is terminated by the Company without Cause or the Executive’s resignation for Good Reason. The Retention Bonus will be paid to the Executive in one lump-sum amount.

2. Conditions to Payment. In the event that the Retention Bonus is payable prior to November 10, 2013 as result of the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, payment of the Retention Bonus is conditioned upon Executive’s execution of the general release of claims as set forth under Section 4.4 of the Severance Agreement, provided however, that if the period in which the Executive must execute the general release of claims begins in one taxable year of the Executive and ends in another taxable year, the payment will be made in the later taxable year.

3. Section 409A. If any of the benefits in this Agreement payable in connection with the Executive’s termination of employment constitute “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then any termination of the Executive’s employment triggering payment of benefits must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company at the time the Executive’s employment terminates), any benefits payable under this Agreement that constitute non-qualified deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section

409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs. If the Executive is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date her separation from service becomes effective, any benefits payable under this Agreement that constitute non-qualified deferred compensation subject to Section 409A and payable upon a separation of service shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date her separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (A) the business day following the six-month anniversary of the date her separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under this Agreement. It is intended that the payment provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A and neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payment except to the extent specifically permitted or required by Section 409A.

4. Entire Agreement. This Agreement contains the entire agreement and understanding of the Company and Executive concerning the payment of a retention bonus and this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations whether written or oral concerning the payment of a retention bonus. The parties agree and acknowledge that neither the Company nor the Executive, including any agent or attorney of either, has made any representation, guarantee or promise whatsoever not contained in this Agreement to induce the other to execute this Agreement, and neither party is relying on any representations, guarantee, or promise not contained in this Agreement in entering into this Agreement. Notwithstanding the foregoing, this Agreement does not supersede or replace the Severance Agreement.

5. Modifications. There may be no modification of this Agreement except in writing signed by both parties. If any of the provisions of this Agreement are found null, void, or inoperative, for any reason, the remaining provisions will remain in full force and effect.

6. Choice of Law. This Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted in all respects in accordance with, the substantive laws of the State of Utah.

7. Disputes. All claims by the Executive for payment under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for payment under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of the Agreement relied upon. The Board of Directors shall afford a reasonable opportunity for the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Salt Lake City, Utah, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The prevailing party in any action or proceeding between the Company and Employee, whether by suit, arbitration, or otherwise, as to the rights or obligations under this Agreement shall be entitled to all costs incurred in connection therewith, including reasonable attorneys’ fees and expert fees.

IN WHITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first set forth above.

MYREXIS, INC.		EXECUTIVE

	/s/ Gerald P. Belle	/s/ Andrea Kendell
By:	Gerald P. Belle	Andrea Kendell
Chairman of the Board

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